U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
                   ------------------------------------------

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  The Shepherd Street Funds, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

     480 Shepherd Street
     Winston-Salem, North Carolina 27103

Telephone Number (including area code):  (336) 768-7230

Name and address of agent for service of process:

     Terence P. Smith
     The Declaration Group
     555 North Lane, Suite 6160
     Conshohocken, PA 19428

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Winston-Salem and the state of North Carolina on the 15th day of July, 1998.

                                                  /s/ Terence P. Smith
                                                 Terence P. Smith
                                                 President
                                                 The Declaration Group

Attest:  /s/